AMENDMENT NO. 2 TO
                             EMPLOYMENT AGREEMENT



Effective July 1, 2001, the Agreement entered into as of September 18, 2000 between Insynq, Inc., a Delaware corporation and Stephen C. Smith, a resident of Carlsbad, California (the "Employee) shall be amended in its entirety as to
Section 5.1 "Base Salary" and shall be as follows:

5.1 BASE SALARY. The Employee shall receive $2,500.00 per week for any work performed in Tacoma, WA and a Non-qualified stock option, issued from the 2000 Long Term Incentive Plan, in the amount of 250,000 shares of common stock and $15,000.00 salary for each filing of Form 10-KSB and a Non-qualified stock option, issued from the 2000 Long Term Incentive Plan, in the amount of 25,000 shares of common stock for each filing of the Company's Form 10-QSB. The exercise prices of each stock option awarded will be the filing date of each Form and will be immediately vested. The $15,000.00 shall be paid in three equal payments, $5,000.00 on the filing date and two payments of $5,000.00 each, the first to be paid 30 days from the date of filing and the second thirty days thereafter. In addition, the Employee shall receive net compensation (less normal withholdings) equal to the total exercise price of each Non-qualified stock option received paid on the date of filing. The Employee's compensation will be reviewed by the Chief Executive Officer and/or Board of Directors at least quarterly.






Dated:  July 20, 2001



EMPLOYEE                               INSYNQ, INC.


/s/ Stephen C. Smith                   /s/ John P. Gorst
Stephen C. Smith                       John P. Gorst
                                       Chief Executive Officer